"December 31, 2011"

Response to N-SAR Sub-Item 77H: Changes in Control of
Registrant


(a) Acquisition of Control


Driehaus Emerging Markets Small Cap Growth Fund

Name of Shareholder  Richard H. Driehaus 2003 Rev TR

Date(s)  8/22/2011

Description of Transaction  Share Purchase

Percentage of Securities "Owned
as of December 31, 2011)" 37.78%


Driehaus Active Income Fund

Name of Shareholder  National Financial Services Corp

Date(s)  11/21/2011

Description of Transaction  Share Purchase

Percentage of Securities "Owned
as of December 31, 2011)"  25.02%


(b) Cessation of Control

Driehaus Active Income Fund

Name of Shareholder  Genworth Financial Trust Co

Date(s)  10/11/2011

Description of Transaction  Share Redemption

Percentage of Securities
"Owned (as of December 31, 2011)"21.23%


"(Note: control represents equal to or greater than 25% ownership of existing, outstanding shares)"